Exhibit 99.1

GLOBAL PARTNERS LP

Contacts:
Thomas J. Hollister	Edward Faneuil
Chief Operating Officer and	Executive Vice President,
Chief Financial Officer	General Counsel and Secretary
Global Partners LP	Global Partners LP
(781) 894-8800	(781) 894-8800

Global Partners Announces Retirement, Effective June 30th, of Thomas J. Hollister as Chief Financial Officer, Chief Operating Officer and Director

Board of Directors Promotes Treasurer Daphne Foster to CFO
and Senior VP Mark Romaine to COO

Waltham, MA, April 24, 2013 — Global Partners LP (NYSE: GLP) today announced the retirement,  effective June 30, 2013, of Thomas J. Hollister as Chief Financial Officer, Chief Operating Officer and Director. The Board of Directors of the Partnership’s general partner, Global GP LLC, has promoted Treasurer Daphne H. Foster to CFO and Mark Romaine, Global’s Senior Vice President, Light Oil Supply and Distribution, to COO.

“On behalf of the Board of Directors and Global’s employees, I want to thank Tom for his financial stewardship and his dedicated service over the past seven years,” said Eric Slifka, the Partnership’s President and Chief Executive Officer.  “Tom has contributed his expertise during a period of significant growth for the Partnership, and we wish him well in his retirement.”

“I am privileged to have served as a Global executive and a director of the board, and am proud to have contributed to the Partnership’s success,” Hollister said. “Global has a superb management team and a roster of committed, highly skilled employees. Having worked closely with Daphne and Mark for many years, I know that Global’s financial and operational leadership will be in capable hands.”

Commenting on the promotions, Slifka said, “Daphne and Mark are experienced and talented leaders whose background and skill sets make them perfectly suited for these positions. Over her six years with Global, Daphne has been responsible for leading our treasury department, broadening and strengthening the relationships with our bank group and implementing an effective capital structure to accommodate our long-term growth initiatives. Her financial and industry expertise have proved instrumental in the implementation of our capital markets strategy.”

“During his 15 years with Global, Mark has played a critical role in establishing the Partnership as a leader in midstream logistics and marketing and spearheading the growth of our crude oil activities,” Slifka said.  “He has successfully managed the expansion of our logistics operations, building long-term relationships with our logistics and throughput partners and developing our origin-to-destination assets from the Bakken region to the East and West coasts. Mark’s operational and strategic skills make him the ideal choice to become COO.”

Foster, 55, joined Global in 2007 and was elected Treasurer in 2010. Her experience in the petroleum products industry includes several years as a Vice President in the Energy and Utilities Division of Bank of Boston.  She started her banking career in 1982 at Bank of Boston and later joined Citizens Financial Group, where she oversaw the Loan Officer Development Program.  Foster received her bachelor’s degree and MBA from Boston University.

Romaine, 44, joined a predecessor company to Global in 1998 as Premium Fuels Marketing Manager and became Senior Vice President, Light Oil Supply and Distribution, in 2006.  His experience in the petroleum products industry includes operations and marketing positions with Plymouth, MA-based Volta Oil.  Romaine received a bachelor’s degree from Providence College and an MBA from the University of Massachusetts.

Hollister, 58, joined Global as CFO in July 2006 and was named COO in 2007. He was elected to the Board of Directors in 2009.

About Global Partners LP

A publicly traded master limited partnership, Global Partners LP is a midstream logistics and marketing company.  Global is a leader in the logistics of transporting Bakken and Canadian crude oil and other energy products via rail, establishing a ‘virtual pipeline’ from the mid-continent region of the U.S. and Canada to refiners and other customers on the East and West coasts. Global owns, controls or has access to one of the largest terminal networks of petroleum products and renewable fuels in the Northeast, and is one of the largest wholesale distributors of gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers in New England and New York. With a portfolio of approximately 1,000 locations in nine states, the Partnership is also one of the largest independent owners, suppliers and operators of gasoline stations and convenience stores in the Northeast.  In addition, the Partnership is a distributor of natural gas.  Global is No. 182 in the Fortune 500 list of America’s largest corporations.

Forward-looking Statements

Some of the information contained in this news release may contain forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “may,” “believe,” “should,” “could,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “continue,” “will likely result,” or other similar expressions. In addition, any statement made by Global Partners LP’s management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Global Partners LP or its subsidiaries are also forward-looking statements.

Although Global Partners LP believes these forward-looking statements are reasonable as and when made, there may be events in the future that Global Partners LP is not able to predict accurately or control, and there can be no assurance that future developments affecting Global Partners LP’s business will be those that it anticipates.

For additional information about risks and uncertainties that could cause actual results to differ materially from the expectations Global Partners LP describes in its forward-looking statements, please refer to Global Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2012 and subsequent filings the Partnership makes with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made.  Global Partners LP expressly disclaims any obligation or undertaking to update forward-looking statements to reflect any change in its expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.